SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Under Rule 14a-12

ANWORTH MORTGAGE ASSET CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Anworth Mortgage Asset Corporation

YOUR INVESTMENT IS AT RISK

AN ACTIVIST HEDGE FUND, WESTERN INVESTMENT LLC, WANTS CONTROL OF YOUR BOARD. WESTERN IS FOCUSED ON LIQUIDATING YOUR COMPANY AND TERMINATING YOUR INVESTMENT, INSTEAD OF BUILDING LONG-TERM

VALUE AND RETURNS.

DO NOT GIVE CONTROL OF YOUR BOARD TO WESTERN.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY AND PROTECT YOUR

INCOME AND YOUR INVESTMENT.

April 28, 2014

Dear Stockholders:

At the 2014 Annual Meeting of Stockholders on May 22, 2014, you will have the opportunity to make an extremely important decision regarding the future of your investment in Anworth. You can protect your investment by voting today the enclosed WHITE proxy card “FOR” all six of your Company’s director nominees: Lloyd McAdams, Lee A. Ault III, Joe E. Davis, Robert C. Davis, Joseph E. McAdams and Mark S. Maron.

Since Anworth went public more than 16 years ago, despite several stock market corrections, the worst recession in decades and a volatile interest rate environment, your directors’ investment strategy has generated long-term growth and returns of 267% to its stockholders and, so far in 2014, Anworth’s stock price has increased approximately 30%. Your Board is focused on creating long-term value and increasing the returns on your investment.

WESTERN IS ATTEMPTING TO OBTAIN CONTROL OF YOUR BOARD

WITHOUT PAYING YOU ANYTHING TODAY

Western acquired its 4.0% stake in Anworth during just the past four months. Western wants control of your Board without paying you a control premium, or anything, today, and without proposing any specific growth plan or operating strategy. We believe Western is focused only on its own short-term trading gains, rather than creating long-term value and income for Anworth and all of its stockholders.

Your vote is critical no matter how many shares you own! Please vote today only the enclosed WHITE proxy card “FOR” all six of your Board’s director nominees. It is extremely important that you disregard the gold proxy card you may already have received or will receive from Western. To vote “FOR” your Board’s six director nominees, you should complete, sign, date and return ONLY the WHITE proxy card. Do not send back a gold proxy card. Do not hand Western control of your Board.

YOUR BOARD HAS CREATED LONG-TERM VALUE

AND MARKET-BEATING RETURNS FOR ANWORTH’S STOCKHOLDERS

¡	Since Anworth’s IPO, Our Investment Strategy Has Generated Long-Term Returns on Investment That Have Outperformed Industry and Leading U.S. Stock Indices. Over this 16-year, post-IPO period, the total cumulative return on an investment in Anworth’s common stock (including reinvested dividends) has been approximately 267%; an 8.4% compounded annual return. Over this period, our returns have significantly exceeded the FTSE NAREIT Mortgage-REIT Index and major U.S. stock indices.[1]

¡	We Have Generated Significant Returns During the Past Five Years Notwithstanding Adverse Market Conditions. Your Board’s hedged investment strategy, which it successfully executed during one of the most challenging stock market environments and prolonged economic recessions in history, has produced a cumulative return on investment (including reinvested dividends) of 68.5% over the past five years; an 11.0% compounded annual return.

¡	Outstanding Stock Price Appreciation in 2014. Anworth’s stock price has increased approximately 30% so far this year. Giving effect to the dividend payable to you on April 29, 2014, the total return of your investment in Anworth in 2014 has been approximately 34% in less than four months.

YOUR BOARD IS TAKING SIGNFICANT ACTION TO CREATE LONG-TERM

VALUE AND INCREASE YOUR INVESTMENT RETURNS

¡	We recently increased the quarterly cash dividend on Anworth’s common stock to 14 cents per share; constituting an annualized dividend yield of 10.2%.

¡	We recently increased Anworth’s on-going share repurchase program by 10,000,000 shares. During the first quarter of 2014 Anworth repurchased 5,364,414 shares, and during the year ended December 31, 2013 Anworth repurchased 7,646,429 shares. Because we repurchased these shares at a discount, we created an increase in Anworth’s net book value of approximately $0.12 per share; constituting an aggregate increase of approximately $16 million.

¡	We recently announced a diversification strategy to position your Company for increased future growth and investment returns.

¡	We nominated Mark S. Maron, a new independent director with significant real estate finance and capital markets experience, for election at the 2014 Annual Meeting.

¡	We formed an independent Strategic Review Committee to assist with the execution of our investment diversification strategy and explore long-term value enhancement opportunities.

¡	We engaged Credit Suisse to identify specific transactions to execute our diversification strategy and to make recommendations regarding potential capital markets transactions.

1 S&P 500, Dow Jones Industrial Average and NASDAQ Composite Index

IF YOU GIVE WESTERN CONTROL OF YOUR BOARD,

YOU ARE PUTTING YOUR INVESTMENT INCOME AT RISK

¡	We believe Western, an activist hedge fund, is focused only on its own opportunistic short-term trading gains, rather than creating long-term value and income for Anworth and all of its stockholders.

¡	Do you know that Western, a short-term stockholder, acquired its entire 4.0% stake in your Company in just the past four months and, without even attempting to engage in a constructive or substantive dialogue with your Board, immediately notified us that it wants to replace all of your current directors? Western states in its proxy statement that if it obtains control of your Board, its goal is to “maximize long-term value for all stockholders.” Do you realize that Western has never presented or discussed with your Board any plan whatsoever to enhance long-term value and increase returns on your investment?

¡	Western boasts that it has been an activist stockholder in 38 companies. In an appendix to its proxy statement it disclosed only one occasion where it won a board seat. Western has no apparent experience in controlling public company boards and its director nominees have no track record managing a mortgage REIT.

¡	The only specific transactions Western identifies as part of its plan to “maximize long-term value for all stockholders” are the liquidation and dissolution of your Company. The liquidation of Anworth is not a “long-term” value maximizing strategy.

¡	Western admits in its proxy statement that the liquidation of Anworth would require a new, future stockholder vote; ensue over many months; incur various administrative expenses; and first require the payment of all obligations owed by Anworth to its creditors and to our manager. This would reduce the net realizable value available for payment to stockholders and likely eliminate any meaningful gain over today’s trading price of $5.48 per share.

TO DISTORT ANWORTH’S OUTSTANDING HISTORICAL FINANCIAL

PERFORMANCE, WESTERN HAS CHERRY-PICKED A SELF-SERVING

TIMEFRAME AND HAS SELF-SELECTED “PEER” COMPANIES TO MAKE ITS CASE

¡	The 10 7⁄12 year timeframe Western uses in its proxy statement to criticize Anworth’s historical performance is highly misleading. Western fails to mention that:
¡	Since Anworth’s IPO over 16 years ago, your Board has delivered a total return of 267% to stockholders, averaging 8.4% compounded annually.
¡	Over the past five years, which included one of the most difficult stock market environments and prolonged economic recessions in history, a continued investment in Anworth has produced a 68.5% cumulative return on investment (including reinvested dividends), an 11.0% compounded annual return.
¡	Anworth’s stock price has increased approximately 30% so far in 2014.

¡	Western constructed its own “peer group” to criticize Anworth’s performance relative to other Mortgage REITs. The fact is that Anworth’s 267% total return since inception is dramatically better than the 66% total return of all issuers included in the FTSE Nareit Mortgage-REIT Index over the same period.

PROTECT YOUR INVESTMENT INCOME AND THE LONG-TERM VALUE OF YOUR ANWORTH STOCK. VOTE TO ELECT ALL SIX OF YOUR BOARD’S DIRECTOR NOMINEES

VOTE THE WHITE PROXY CARD TODAY!

Your Board and management team have one overarching focus - - creating long-term value and increasing the return on your investment. We urge you to protect the value of your investment by affirmatively voting “FOR” the election of all of your Board’s six director nominees.

DISREGARD ANY GOLD PROXY CARD AND PROXY MATERIAL YOU RECEIVE

FROM OR ON BEHALF OF WESTERN

Your Board urges you not to sign or return any gold proxy card you may already have received or that you will receive from or on behalf of Western. Instead, your Board urges you to complete, sign, date and return only the WHITE proxy card enclosed with this letter and return it in the pre-addressed envelope provided. You may also refer to the instructions on your WHITE proxy card to vote your shares via the Internet or by phone.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any gold proxy card sent to you by Western.

* * * * * * * * * * * * *

We thank you for your continued support.

Sincerely,

Your Board of Directors

If you have questions or need assistance voting your WHITE proxy card,

please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885